Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES FIRST QUARTER RESULTS

Paoli, PA, April 27, 2010 – AMETEK, Inc. (NYSE: AME) today announced first quarter results that reflected sequentially higher orders, sales and profitability.

“We are very pleased with our results this quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “We performed much better than anticipated with broad based strength in many of our markets. When compared to the fourth quarter of 2009, first quarter sales were up 6%, operating margins expanded by 140 basis points and diluted earnings per share were up 13%. As compared to the strong performance in the first quarter of 2009 which was driven by our higher margin, longer cycle businesses, the results in this year’s first quarter are impressive.”

Orders were particularly strong at $582 million, up 19% over the first quarter of 2009. Sales of $556.7 million were up 1% over the first quarter of 2009 and operating income was $102.4 million, a 4% decrease from $106.2 million recorded in the same period of 2009. Net income was $57.9 million, or $0.54 per diluted share, as compared to the first quarter 2009 level of $59.1 million, or $0.55 per diluted share.

Electronic Instruments Group (EIG)
“EIG performed well in the first quarter with sequential sales up 4% driven by strength in our Power and Process businesses. Operating margins were exceptional at 23.1%, expanding 350 basis points sequentially from the fourth quarter of last year,” said Mr. Hermance.

For the 2010 first quarter, EIG sales were $298.7 million, a 1% decrease from the same period of 2009. Operating income was unchanged at $69.1 million when compared to first quarter of 2009. Operating margins for the quarter increased 30 basis points to 23.1%. Orders were very strong, up 17% over the first quarter of 2009.

Electromechanical Group (EMG)
“EMG also performed well in the first quarter. Sequential sales improved 9% with broad based improvements in our shorter cycle cost driven motor and differentiated businesses. Operating margins were down 30 basis points with the strong growth in our lower margin cost driven motor business,” commented Mr. Hermance.

For the first quarter of 2010, EMG sales were $258.0 million, a 3% increase over the same period of 2009. Operating income of $43.4 million was down 6% from the $46.2 million recorded in the same period of 2009 and operating margins for the quarter were 16.8%. Orders were very strong, up 22% over the first quarter of 2009.

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AMETEK ANNOUNCES FIRST QUARTER RESULTS

2010 Outlook
“We are cautiously optimistic about 2010, and expect our markets overall to show good growth during 2010, with this growth becoming more evident as we move through the year. We believe that AMETEK’s strong portfolio of businesses, proven operational capabilities, lower cost structure, and a successful focus on strategic acquisitions will enable us to perform well in 2010,” noted Mr. Hermance.

“We now anticipate 2010 revenue to be up mid single digits on a percentage basis from 2009. Earnings for 2010 are expected to be in the range of $2.20 to $2.28 per diluted share, up 15% to 19% over 2009, reflecting the leveraged impact of core growth and our streamlined cost structure. This guidance is in-line with our announcement last week and up from our January guidance of $2.10 to $2.20 per diluted share,” added Mr. Hermance.

“Second quarter 2010 sales are now expected to be up mid single digits on a percentage basis from last year’s second quarter. We estimate our earnings to be approximately $0.53 to $0.55 per diluted share,” noted Mr. Hermance.

Conference Call
AMETEK, Inc. will webcast its First Quarter 2010 investor conference call on Tuesday, April 27, 2010 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will be archived at www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our

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AMETEK ANNOUNCES FIRST QUARTER RESULTS

markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$556,662	$552,866

Operating expenses:
Cost of sales, excluding depreciation	375,724	370,643
Selling, general and administrative	67,543	64,530
Depreciation	10,949	11,491

Total operating expenses	454,216	446,664

Operating income	102,446	106,202
Other expenses:
Interest expense	(16,754)	(17,555)
Other, net	(515)	(23)

Income before income taxes	85,177	88,624
Provision for income taxes	27,232	29,569

Net income	$57,945	$59,055

Diluted earnings per share	$0.54	$0.55

Basic earnings per share	$0.54	$0.55

Weighted average common shares outstanding:
Diluted shares	107,570	107,321

Basic shares	106,619	106,420

Dividends per share	$0.06	$0.06

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net sales:
Electronic Instruments	$298,664	$302,466
Electromechanical	257,998	250,400

Consolidated net sales	$556,662	$552,866

Income:
Segment operating income:
Electronic Instruments	$69,066	$69,109
Electromechanical	43,364	46,170

Total segment operating income	112,430	115,279
Corporate administrative and other expenses	(9,984)	(9,077)

Consolidated operating income	$102,446	$106,202

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$260,928	$251,350
Receivables, net	356,187	331,383
Inventories	305,960	311,542
Other current assets	73,206	75,155

Total current assets	996,281	969,430

Property, plant and equipment, net	298,207	310,053
Goodwill	1,261,030	1,277,291
Other intangibles, investments and other assets	669,499	689,258

Total assets	$3,225,017	$3,246,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$80,221	$85,801
Accounts payable and accruals	369,107	338,481

Total current liabilities	449,328	424,282

Long-term debt	946,448	955,880
Deferred income taxes and other long-term liabilities	303,361	298,846
Stockholders’ equity	1,525,880	1,567,024

Total liabilities and stockholders’ equity	$3,225,017	$3,246,032